Exhibit 99.4

Patrick J. Bennett

11508 Hunters Run Drive	Office: (410) 527-0207
Cockeysville, MD 21030	Mobile: (410) 971-3302

CAREER PROFILE:

Executive-Level Management Professional with a proven record of building high-performance executive teams capable of delivering significantly improved results in complicated and challenging business environments, in both public and private companies. A strategic visionary with a clear sense of purpose and urgency when faced with diverse situational challenges. Skilled at leveraging, or establishing, operational excellence within culturally diverse environments, translating conceptual models into specific growth strategies, and planning/executing multi-faceted strategic plans that results in improved market share, gross revenue and profitability. Substantial experienced in dealing with financial markets, the Federal Communications Commission and Congress.

PROFESSIONAL EXPERIENCE:

CEO Strategies Group	February 2011 – Present
President & Founder

Private consulting group dedicated to helping CEO’s of public and privately held small businesses, develop and execute a strategy to achieve the CEO’s vision. Leading a team of four professionals we work with the CEO and his or her management team to validate the company’s vision and build a detail plan to achieve that vision. We then work side by side with management to ensure successful execution. Key client segments include private equity, telecom, IT and mobile applications.

Covad Communications – San Jose, CA	April 2008 – January 2011
President & CEO

Responsible for the transition from a public company to a private company and the development of a long term business strategy to reach and maintain profitability. Reorganized the business to improve operating efficiency and strengthen go-to-market value proposition. Developed and executed a three year plan that reversed revenue loss while dramatically improving profitability. Greatly improved financial performance allowed the business to acquire and integrate two competitors into a single, highly competitive and profitable business entity with revenue in excess of $700MM.

Covad Communications – San Jose, CA	October 2001 – April 2008
Executive Vice President Strategic Imperatives

Responsible for the development and execution of Strategic Imperatives

❖	2005 – 2008 Developed wireless business model and launched wireless technical trial, acquired NextWeb Wireless in 2/06 (10MM in revenue). Integrated business grew to $17 million over two years while improving EBITDA by 70%.
❖	2004—Developed VoIP business model and oversaw the acquisition and integration of GoBeam, Inc. Launched Hosted VoIP solution in ninety-five markets by end of 2004 with $35MM run-rate for 2005

Resume of Patrick J. Bennett	Page 2

❖	2001 – 2003 Developed direct business model, Covad Business Solutions, increased revenue from $8MM to $104MM

Tessco Technologies – Timonium, MD	February 2001 – October 2001
Senior Vice President – Product Development & Marketing

Responsible for the reorganization of Product and Marketing organization to improve revenue and decrease operating expense

❖	Developed new marketing structure to drive greater responsibility and accountability in individual markets. This resulted in a 4% revenue increase over six months and an 11% increase in the overall run rate.
❖	Developed new distribution model, which led to the acquisition of VoiceStrem’s Cellular Accessory business valued at $35MM per year

Cambridge Positioning System – Cambridge, England	June 2000 – February 2001
President – North American Operations

Responsible for the establishment and management of US operations for this start-up positioning technology company

❖	Established and managed “proof of concept” technical trial in Houston, TX
❖	Instrumental in establishing the credibility of CPS technology with the FCC
❖	Signed $3MM technology development contract with AT&T wireless

Rogers AT&T Wireless – Toronto, Canada	March 1998 – June 2000
Executive Vice President & Chief Operating Officer

Responsible for all aspects of sales, marketing and operations of this 1.4 billion dollar national cellular provider.

❖	Year one – EVP National Sales – Negotiated and settled numerous dealer lawsuits and disputes allowing for broader distribution. Realigned business into regional structure to improve speed to market and execution. These efforts enabled the company to go from fourth to first in new customers growth within one year
❖	Launched the first, carrier based, pre-paid product that allowed North American roaming resulting in 50,000 new customer in one year
❖	Year two – EVP COO – Played key role in AT&T investment of 1.2 billion dollars in Rogers Cellular
❖	Led effort to establish more balanced regional/national business model that reduced operating expense by 8%, while increasing customer satisfaction by 6% and revenue by 12%

Sprint PCS – Washington/Baltimore	January 1998 - March 1998
Area Vice President

Transferred from Philadelphia after Sprint PCS acquired full ownership of American Personal Communication

❖	Oversaw transition into Sprint PCS organization while launching new CDMA network
❖	Full operational and P&L responsibility over existing customer base of 250,000 and 136 million in revenue

Sprint PCS – Philadelphia, PA	May 1996 – December 1998
Area Vice President

Responsible for build-out and market launch of Philadelphia, Sprint PCS’s third largest market

Resume of Patrick J. Bennett	Page 3

❖	Represented Sprint PSC at numerous site zoning hearings to facilitate network build-out
❖	Recruited and hired entire management team while overseeing the selection and building of the MTA office and six retail stores
❖	Successfully launched market on time and 16% under budget. Continually build sale month to month while achieving the lowest churn rate in the Northeast region
❖	Selected as one of two AVP’s to be part of the management committee responsible for restructuring national marketing plan to improve fourth quarter sale

Cellular One – Washington/Baltimore	1993 – 1996
Vice President Sales & Marketing

Responsible for all marketing and sales activities including P/L responsibility for a 30 million dollar operating budget

❖	Increased penetration rate from 1.2% in 1993 to 2.1% in 1994, and 1.9% in 1995
❖	Increased points of distribution by 50% while lowering acquisition cost by 20% over the same period
❖	Shifted distribution from 87% agent, 3% direct, 10% retail; to 50% agent, 23% direct, 23% retail.

Communications Electronics, Inc., Timonium, MD	1989 – 1993
President/General Manager

Responsible for full P&L, long-term planning, including development of marketing/business plan, and operating budget

❖	Increased sales staff, product lines, and services while reducing operating cost and increasing sales by $800,000 in 10 months
❖	Increased sales during four-year period for $3.6 million to $11.2 million and improved profit margin by 7%

American Beeper Associates, Columbia, MD	1985 – 1989
Vice President/General Manager

(Recognized as the “Best Run Paging company in the U.S. 1988” by Mobile Communications Magazine)

❖	Developed original marketing plan and sales strategy.
❖	Recruited, hired, and trained original management team.
❖	Successfully launched company, developed key accounts, and achieved first year sales of more than $1.8 million.
❖	Full P&L responsibility; led company to second year sales performance of $4.1 million, and $6.6 million in year three.

Metromedia, Baltimore, MD	1982 – 1985
Regional Sales Manager
❖	Baltimore Area Sales Manager for American Teleservices prior to corporate acquisition by Metromedia.
❖	Retained by new owner and promoted to Regional Sales Manager responsible for planning, initiating, and leading sales, marketing and telemarketing programs for the Baltimore/Washington region.
❖	Directed staff of 18 sales and customer service personnel, designed, and led effective sales training programs.
❖	Developed a major account program to improve product mix sold and decrease churn. Increased sales in excess of 15% each year.

Resume of Patrick J. Bennett	Page 4

PROFESSIONAL ACTIVIITIES:

•	Member of Board of Directors Livewire Mobile
•	Member of Board of Directors Eastern Technology Council
•	Member of Board of Directors Philadelphia Development Corporation
•	Member Board of Directors Baltimore Council Boy Scouts of America
•	Member Greater Baltimore Committee
•	Member Washington Board of Trade
•	Member Marketing Advisory Board Loyola College